Exhibit 99.1

U.S. CONCRETE
Third Quarter 2006 Earnings Conference
November 9, 2005, 10:00 a.m., ET
Moderator: Robert Hardy

Operator

Good morning, ladies and gentlemen, and welcome to U.S. Concrete third quarter 2006 earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, November 9, 2006.

I would now like to turn the conference over to Robert Hardy, Chief Financial Officer. Sir, please go ahead.

R. Hardy	Thank you, Heidi. Good morning, everyone. It’s a beautiful day here in Houston and welcome to US Concrete’s conference call to review third quarter 2006 results.

Again I’m Robert Hardy, US Concrete’s Chief Financial Officer, and with me this morning is Eugene Martineau, Chief Executive Officer, and Michael Harlan, Chief Operating Officer.

Before I turn the call over to Gene, I have a few items to go over with you. If you’d like to be on an email distribution list to receive future news releases, please contact Vonna Newsom at 713-499-6222. If you would like to listen to a replay of today’s call, it’s available via webcast by going to the Investor section of the company’s website or via a recorded replay until Thursday, November 16, 2006.

Information recorded on this call speaks only as of today and therefore you are advised that time sensitive information may no longer be accurate as of the date of any replay. We are going to discuss certain topics that will contain forward-looking information. These forward-looking statements are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements related to projected revenues and earnings per share and other financial and operating results, capital expenditures, strategies, expectations, intentions, plans, future events, performance, underlying assumptions and other statements that do not relate to historic or current facts.

Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions that are discussed in the company’s filings with the Securities and Exchange Commission including the company’s annual report on Form 10K for the year ended December 31, 2005 and subsequent quarterly reports on Form 10Q.

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Please also note that you can find a reconciliation of non-GAAP financial measures that will be discussed on this call in the Form 8K filed by the company earlier today and in the investor section of the company’s website.

With that information I’d like to now turn the call over to Gene Martineau.

E. Martineau

Thanks, Robert, and thanks to each one of you for joining us today. I will begin with some general comments regarding our overall performance during the third quarter including our latest view as to the strength of the construction markets. I will comment on our outlook for the fourth quarter and our preliminary forecast demand and pricing for our products in 2007.

Finally, I will update you on our business development activities and then turn the call over to Michael Harlan who will review the state of our operations, followed by Robert Hardy who will review our financial results and our outlook for the fourth quarter and full year 2006.

Our formal comments should last approximately 25 minutes and then we would be happy to take your questions.

This morning we reported third quarter revenues of $250.6 million and a net profit per share of $0.29 which came in lower than our estimates provided in early August.

The key drivers of this quarter’s results were the highly publicized decline in residential construction is impacting many of our markets and we experienced its effect on demand for our products in the quarter. The slowdown had a similar affect on our price expectations in several of our markets, especially Dallas/Ft. Worth. We expect that it will have the same effect on the fourth quarter compared to our earlier projections.

Assessing the full effect of the residential decline in the fourth quarter is somewhat problematic since the quarter is typically difficult to project due to the impact of weather and holiday seasonality.

For example, the fourth quarter of 2005 was extremely strong for us primarily because of very mild and dry weather for most of the quarter. October is typically our strongest shipping month and generally a barometer for the overall quarter.

This October we experienced wet weather in a number of our markets for a month that is typically one of the year’s driest. This was especially true in Texas where there were periods of rain that resulted in flood conditions.

Combining the impact of these 2 issues, we believe that it was prudent to update the latest guidance we provided which we addressed in this morning’s press release. Our operating teams will try to make up October’s volume shortfalls in November and December, but it will be somewhat weather dependent. Robert will provide you with more detail on the quarter’s outlook.

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Addressing housing specifically. On last quarter’s call I commented the downturn has impacted certain markets more dramatically than others and that predominantly our markets with a few exceptions like Sacramento, were not among those that experienced the greatest impact. I further commented that we expected the housing downturn to be offset by the strengthening of the commercial and public works sectors of construction over time. We are in fact seeing just that in most of our markets.

What has been difficult to forecast has been the effect on our shipments of the escalated residential downturn that began in most markets during the second quarter. Additionally, predicting the exact timing of offsetting that downturn by securing our portion of the concrete volume and revenues generated by the expansion of the commercial and public works construction segment is very difficult.

As an example, the Sacramento market segment of our Northern California unit which until our latest acquisition was our largest, has experienced a dramatic downturn in residential construction of over 30%. This downturn in Sacramento began in the late first quarter at approximately the same time our overall Northern California business unit began experiencing strong growth in both the commercial and public works sectors of construction partially offsetting the residential impact. Although volume remains below prior year levels, the net effect is that most of our profit concerns in that market are now being mitigated.

Conversely, our Texas market upon the completion of the Alberta acquisition which is now our largest market, lagged much of the country in experiencing the downturn in housing. Consequently, we did not see significant downturn in our Dallas/Ft. Worth market until the third quarter.

The Alberta acquisition that we completed on July 5th derived a large percentage of their revenue from residential construction therefore the effect of the housing downturn in our Dallas/Ft. Worth market, albeit of smaller proportions than most growth areas of the country, did have an impact on our third quarter shipments for our new commercial combined business unit. We believe this will have some effect on the fourth quarter as well and we have factored that into our revised guidance.

In general, most economists are still very positive as to the longer term construction outlook for Texas and our DFW market specifically. As recently as this week, a leading Texas economist in an address confirmed a very positive outlook for Texas. Furthermore, he projected that the total residential decline in Dallas/Ft. Worth would be in the mid-single digits for 2007.

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As to our 2007 outlook, while we are still completing our planning process, we are now prepared to comment on our general outlook for demand and pricing. Just last week at a conference I attended, the chief economist for the Portland Cement Association presented his revised fall forecast.

This update states that cement consumption will be flat for 2007 and then will begin growing again on an average of 3.5% for years 2008 through 2010. Although he predicts that total construction in 2007 would remain slightly down because of single family residential starts, cement intensity of commercial and non-building public works construction would compensate and relate to an overall flat demand for cement.

We believe that the Portland Cement Association forecast provides the best indication as to movement in the demand for our products since 75% of all cement is used in ready-mixed concrete and the predominance of the remaining cement is used in various other concrete products.

PCA’s updated forecast mirrors what we are seeing in our own internal forecast and reflects the effect of the housing downturn, the continuing strengthening of the commercial and public works sectors. Therefore, at this time we are projecting that overall our volumes will be flat with the prior year when you fully account for the acquisitions completed in 2006.

We do not view this as a negative outlook and have growing confidence in commercial and non-building public works construction overcoming the effect of the housing starts decline.

As I have commented in the past, generally the commercial and public sectors of construction are more profitable for us and create a higher demand for our products.

On last quarter’s call I commented on the need for infrastructure rebuild in most states and to date, states in general were better positioned to address this issue because their tax revenues had increased significantly over the past several years and they could now match federal funding opportunities generated by the 2005 safety legislation.

One example of this was California and their $50 billion bond issue which both the governor and the legislature supported. That bond issue was approved overwhelmingly at the November 7 election. This does not relate to an immediate boom in infrastructure rebuild in California, but will serve as a strong base for the next several years.

Our own construction backlog overall is up 8% year-over-year at the end of September and is growing in just about all our markets. One recent example of this trend occurred last week in Northern California where we were awarded all the concrete on a 1.2 million square foot office project. This will result in 80,000 cubic yards of ready-mixed concrete that we will furnish from our central concrete business unit, combined with significant tonnage of precast concrete which we will furnish from our central precast business unit.

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This project represents the first large office project constructed in the Bay Area in 4 years. It is noteworthy that through our horizontal integration strategy we were successful in securing all the concrete.

Our concrete onsite division, which was expanded late last year, is currently bidding on 7 different public works projects in various regions of the country. While we may not secure any or only a small portion of these projects, the point is that at the same time last year we only had 1 similar project to bid. We believe there will be significantly increased opportunities on major public and private projects for our concrete onsite division in 2007.

Turning to our outlook for pricing. We will be announcing price increases in all of our markets for 2007 driven in part by rising raw material prices. For example, we are already circulating a price increase announcement in our Dallas/Ft. Worth market that is in the 10% range.

The timing and the magnitude of our price announcements will vary by market. Their impact on our operating results will depend on the competitive landscape in each market and in part on the level of raw material increases we experience. Overall we have a fair degree of confidence that varies somewhat by market as to the extent we will be successful.

Looking now at our business development strategy. During the fourth quarter we completed the acquisition of certain aggregate assets for Pinnacle Materials, an aggregate producer in our New Jersey market. This acquisition is being integrated into our Eastern concrete materials business unit and will be a great complement to that business.

Although relatively small, the Pinnacle acquisition represents a furthering of our strategy to backward integrate into raw materials in markets where have achieved a leading ready-mix concrete supply position.

Looking to the future, we continue to diligently evaluate acquisition opportunities as we in the near term focus the majority of our attention on further, smaller, end market transactions which typically provide more immediate synergies and can be quickly integrated into our existing infrastructure. We believe this will serve to advance our market rationalization strategy and in certain instances expand our end market vertical and horizontal integration strategy.

Our immediate focus is the integration of our recent Alberta acquisition that we believe offers significant opportunities. Michael will be updating you on the status of our integration of that business and the scope of the synergies that we are aggressively pursuing.

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During this planning season we routinely update our strategic plan and evaluate assets as to their core and strategic value. Considering the change the company has undergone over the past year, we are expanding this year’s process to ensure we have properly assessed the strategic value of all of our assets.

And with that, I’ll turn the call over to Michael to comment on our operating results.

M. Harlan

Thanks, Gene. Today I’ll run through an overview of how each of our regions performed in the third quarter. Next I’d like to go over the progress we’ve made integrating the operations we acquired in the Dallas/Ft. Worth market and then summarize the potential synergies from this transaction. And finally I’ll conclude with a few comments on capital expenditures for 2006 and what you can expect to see in 2007.

Let’s start off with our Northern California ready-mixed operations. This market is a great example of the success of our local market consolidation strategy. As we mentioned on last quarter’s conference call, our residential volume is down dramatically, particularly in the Sacramento market. Commercial and public works projects have accelerated to offset a portion of this decline, but we still experienced a 9.5% decline in volume year-over-year this quarter. However, we’ve continued to realize meaningful price increases and our revenue increased 2.9% this quarter.

Our EBITDA margins came in 16.1% or almost 200 basis points higher than last year’s third quarter. Driving this margin expansion is improved plant delivery and fixed cost resulting from the shift of revenue mix to a higher commercial weighting. This is a consolidated market which we lead from a pricing standpoint and is the model that we’re attempting to replicate across all of our regions.

Now let’s take a look at our Atlantic region. Once again this is another example of the benefits of our consolidation and operating strategy. We had a 12.2% decline in same plant volume in the third quarter, almost all of which we realized in our Washington, D.C. operations. However, we were able to offset 100% of this decline in volume with an increase in our average sales prices and our revenue actually increased slightly.

Once again we experienced very similar trends in our margins with EBITDA margins increasing 130 basis points to 14.7% in the third quarter. Contributing to the margin expansion is the shift to higher margin commercial work we’re getting in our northern New Jersey area.

Now our South Central region is a slightly different story. Excluding volumes from acquired businesses, our volume declined roughly 9.5% and this decline was offset by an increase in our average sales price of almost 10%. The same plant volume decline was mainly in our Memphis operations and if you look at our Memphis operations on a proforma basis for the City Concrete acquisition we closed in the fourth quarter of 2005, our volumes are down about 40% on a year-over-year basis in Memphis.

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For the region, our EBITDA margins declined almost 100 basis points, down to 9.3% and the margin decline was driven substantially by increasing raw material costs that were not offset by our price increase, particularly in the Dallas/Ft. Worth market area.

As mentioned in the press release this morning, our previously announced price increase in Dallas/Ft. Worth was not as successful as we had expected. I think this was driven in large part by uncertainty in the market surrounding our acquisition as well as some concern as to the extent of the downturn in residential construction activity in this market.

As I’m sure you’re all aware, economic conditions in Michigan are extremely challenging right now. On a same plant basis, our volume was off 18.4% in the third quarter. The volume decline was slightly offset by a 4% price increase, but once again this price increase was not sufficient to offset our material cost increases and the decline in volume materially impacted our productivity and correspondingly, our overall margins.

Over the past months we’ve been taking steps to rightsize this operation. We’ve reduced headcount across the board, mothballed several plants and reduced the size of our mixer fleet. We believe these efforts will help to return this operation to acceptable levels of profitability albeit below historic levels.

Finally, let me address our Western precast segment. This segment is comprised of our precast operations in Northern and Southern California and Phoenix, Arizona. Our revenues are up about 18% in the quarter driven by 2 previously announced acquisitions in Northern California and our margins are slightly down due to competitive issues in Northern California as well as the delay in completion of the relocation of 1 of our manufacturing plants. The relocation is now substantially complete and barring any further delays, our manufacturing productivity should improve and result in our margins returning to historical levels going forward.

The next topic I’d like to cover is the integration of the operations we acquired in the Dallas/Ft. Worth market with the Atlas acquisition this past July. Overall, I’m very pleased with our progress to date. As I mentioned last quarter, our initial efforts were in the marketing and sales area. One of the first steps was to announce the merger of our Bell Concrete operations with the ready-mixed concrete operations under the ready-mixed trade name. Today, the market sees 1 company, ready-mixed concrete. We’ve combined the 2 separate sales teams under 1 leader and I feel we are truly functioning as a unified producer in the marketplace and will be more effective in leading our market rationalization strategy going forward.

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The integration teams we established in July worked diligently to define the key areas of integration, outline recommended organization and management structures, identify duplicate facilities and functions and quantify potential synergies. Our customer service departments were moved into 1 physical location last month and we’re rapidly converting systems so that we can operate off of a single platform.

In the operating area, we’ve merged the technical services departments and the operations departments are moving forward in combining the 2 operations.

We’ve identified 4 duplicate plant locations and 1 additional location that was under development that will not be needed to serve our customers going forward. In addition, we’ve identified 2 maintenance shops that can be consolidated with other facilities and we have in excess of 30 mixers and other pieces of heavy equipment that will be disposed of before the end of the year and removed from this market.

The duplicate facilities are in the process of being closed and I anticipate they will all be closed by the end of the first quarter of 2007.

In addition, we’ve identified 7 salaried positions that will be eliminated, several of which have already taken place. I think the combination of these 2 well run businesses has allowed U.S. Concrete to emerge with the premier ready-mixed operation in the Dallas/Ft. Worth market area. Both companies have excellent management teams and outstanding employees which we’ve been able to retain under the leadership of Scott Evans, our Vice President and General Manager in Dallas.

As the new ready-mixed continues to progress with the integration of their operations, I feel we’ll be in a position to provide outstanding customer service on a competitive price to our customers.

When we began the evaluation of this acquisition earlier this year, we felt there would be synergies once the 2 businesses were combined and the work we’ve done to date indicates that those synergies could potentially exceed our own expectations. The increase in the combined size of our business in Dallas has allowed us to realize purchasing savings that could exceed $3 million on an annual basis. In addition, savings in the risk management and insurance area alone could be in excess of $1.5 million. Savings due to headcount reductions, plant closures and changes in health and welfare benefits could approach $1 million annually.

Now we do have some costs we will incur as we adjust salaries and pay levels to be consistent with similar positions throughout the organization, but these could be offset by productivity gains. In total, I expect our synergies to be in the $4 to $5 million range on an annual basis.

As I mentioned a minute ago, we will be disposing of excess equipment and land over the next several months. Total proceeds from these asset sales could exceed $3 million in the balance of 2006 and 2007.

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Now we will incur costs associated with the asset sales, painting of mixer trucks and some loss on the actual sale of the assets. All totaled, I think the one-time, nonrecurring costs we will incur in the fourth quarter of 2006 for these items could approach a half a million dollars. Obviously this is a fairly small investment to achieve $4 to $5 million in annual synergies.

Finally, turning to capital expenditures. We’ve spent about $30 million in the first 9 months of the year. This is up significantly over prior years due to: (1) purchasing 100% of our mixer fleet addition as opposed to leasing those which has added about $11.3 million to our capital expenditures this year; and (2) we’ve spent about $5.2 million in 2006 on fairly large, one-time development projects such as constructing a new plant in our New Jersey market, purchasing land that we had previously leased in Dallas and the expansion of our manufacturing facility in Phoenix.

Next year, our capital spending may increase depending on expected volumes and fleet rotation, but the increase will be attributable to the capital needs of acquisitions we’ve closed this year. And if you look at our capital expenditure as a percentage of revenue or on a per cubic yard of concrete delivered, we expect to spend less in 2007 on a proportionate basis.

Now with that I’ll turn the call over to Robert.

R. Hardy

Thanks, Michael. I’ll begin with a review of our third quarter ‘06 results, talk a little bit about our balance sheet and capital structure, and conclude with a summary of our outlook for the full year 2006.

Looking at our third quarter results, we reported net income of $11.2 million compared to $9 million in the third quarter of 2005, a 24% improvement.

From an earnings per share perspective, we reported $0.29 per diluted share using 38.5 million common shares outstanding as compared to $0.31 cents per diluted share using 29.3 million common shares outstanding in the third quarter of 2005. Remember, in February ‘06, we issued 8 million shares of common stock pursuant to our follow on offering which created dilution on a comparative basis.

We reported EBITDA of $31.8 million which compares to last year’s third quarter EBITDA of $22.8 million, a 39% improvement. Higher ready-mixed sales volume resulting primarily from acquisitions aided this profit improvement.

However from a margin perspective, our EBITDA margins declined from 13.2% in the third quarter of ‘05 to 12.7% in the third quarter of ‘06. We saw improvement in our margins including expansion in our ready-mixed material spread which we define as revenues less material cost in our Atlantic region, primarily our northern New Jersey operations and our Northern California operations on a sequential quarterly basis and as compared to the third quarter of 2005.

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Our Michigan operations continued to show declining margins, but remain profitable, reflecting mid-single digit EBITDA margins for the third quarter of ‘06, off about 600 basis points from last year and off about 140 basis from last quarter.

Our South Central region had mixed results with strong performances from our West Texas, Oklahoma and Knoxville, Tennessee operations and lower than expected results from our Dallas/Ft. Worth and Memphis, Tennessee operations. Pricing pressures and residential slowdowns from a volume perspective led to these margin declines.

Turning to our year-to-date results. Revenues increased 38.5% to $579 million as compared to the first 9 months of last year while our operating income increased 47% and net income improved 84%.

Year-to-date operating income improved at higher ready-mixed average selling prices and higher sales volumes including acquired volumes, partially offset by higher raw material pricing.

Year-to-date EBITDA was $55.7 million, up about 51% from last year due to higher volumes, primarily acquired volumes experienced in the first 9 months of 2006.

Our SG&A expense increased about $3.8 million in the third quarter compared to the same period last year driven primarily by higher compensation costs including personnel costs related to acquired businesses.

SG&A expense as a percentage of revenue improved compared to last year’s third quarter from 7.5% to around 6.7%.

Year-to-date SG&A costs were $47.8 million compared to $38.3 million in the first 9 months of 2005. The increase is attributable primarily to higher labor costs from acquired businesses.

As a percentage of revenues, SG&A costs improved from 9.2% in the first 9 months of 2005 to 8.1% in the first 9 months of 2006.

Depreciation, depletion and amortization expense for the third quarter of ‘06 was up about $3.4 million to $6.9 million as compared to $3.5 million in the third quarter of ‘05 primarily due to additional depreciation and amortization expense related to assets acquired pursuant to our ongoing acquisition program.

The company expects future depreciation depletion amortization expense to approximate $7 million per quarter excluding the potential impact of any additional acquisitions after the date of this press release.

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Turning to interest expense, it increased $2.3 million compared to the third quarter of ‘05 due to additional debt incurred in connection with the Alberta transaction, primarily $85 million of additional senior subordinated notes. Our average cost of debt was approximately 8.4% for the quarter.

Looking at capital expenditures. As Michael mentioned, we spent about $30 million net under our cap ex program during the first 9 months of ‘06. The majority again, plant improvements, purchase of ready-mixed trucks, mixers, front end loaders and other heavy equipment compared to about $12 million in the first 9 months of ‘05.

As we explained on our last quarter’s call, our cap ex program will increase as compared to the prior year primarily due to additional cap ex associated with recent acquisitions, certain internal development programs and our decision to purchase rather than lease a significant portion of our ‘06 rolling stock additions. In years past we leased it due to lower lease rate and our tax loss position.

For the fourth quarter we expect to spend around $6 to $9 million in capital expenditures. As a percent of full year revenues, capital expenditures for ‘06 should be under 5%.

Third quarter 2006 operating cash flow was $17.9 million compared to $19.9 million in the third quarter of ‘05. Free cash flow for the third quarter was $6 million compared to $16.4 million in the third quarter of ‘05, the reduction due primarily to higher capital expenditures.

Excluding the impact of future acquisitions and based on our revised earnings forecast for the fourth quarter, we expect 2006 full year free cash flow to be below $10 million which is lower than ‘05 due to our change in the income tax position, migrating to a cash taxpayer and higher cap ex partially offset by higher operating profits.

On the acquisition front so far as previously reported, we spent about $12 million in the fourth quarter to purchase 1 aggregate business in New Jersey as part of our strategy.

Regarding the balance sheet. As we have previously discussed, we closed the Alberta and Alliance Haulers [sp] acquisition on July 5th which changed our leverage profile. We financed the acquisition with cash on hand, issuing 85 million of tack-on high yield senior sub notes and drawing on our existing credit line by about $16 million.

Factoring in this acquisition to the September 30, ‘06 balance sheet, we had debt outstanding of about $305 million, consisting of $285 million of senior sub notes, $9.3 million of senior secured credit and $12 million of equipment related financing.

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Using the trailing 12 months EBITDA as of September 30, ‘06, inclusive of Alberta, our total debt to trailing 12 months EBITDA was 3.4 times and our debt to capitalization was 51.2% or slightly lower than year end.

As of September 30th, we had cash and cash equivalents of about $13 million, leaving us with about $292 million of debt net of cash. The amount of available credit under our revolving credit facility was about $80 million net of outstanding letters of credit of about $15.5 million. The facility provides us a current borrowing capacity of up to $105 million. We have the ability to increase our borrowing capacity under our amended credit facility to $150 million should we desire to do so.

In evaluating our current capital structure, have a couple of small acquisitions in mind in which we will probably use our existing credit facility or cash flow from operations to finance. At the current time we do not envision using common stock to close any acquisitions.

Turning to our outlook. Based on current information we expect fourth quarter ‘06 revenues to be in the range of $195 to $205 million, EBITDA in the range of $15 million to $18 million and earnings per diluted share in the range of $0.03 to $0.07.

As Gene mentioned, the fourth quarter profit ranges are hard to forecast based on the onset of winter conditions in many of our markets.

The company expects full year ‘06 revenues to be in the range of $774 to $784 million and full year EBITDA in the range of approximately $71 to $74 million. This guidance factors in the acquisitions we have completed to date including Pinnacle, but excludes the potential impact of any future acquisitions or divestitures.

On a side note, we have reassessed the presentation of certain operating and related information from the segment reporting perspective.

Beginning with the third quarter, our Form 10Q, to be filed later today with the SEC, will present 2 segments primarily on product lines: ready-mixed concrete and other related products and Western Precast concrete.

As Michael mentioned, Western Precast will consist of our precast operations in Northern and Southern California and Phoenix, Arizona. We previously aggregated all of our operating units as one reportable segment.

We will also be filing a Form 8K shortly to present 2005 information in a similar format. We hope this added transparency helps the investment community better understand our operations.

This concludes our formal remarks and we would now like to turn the call back over to Heidi for a question and answer session, please.

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Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press star followed by the one on your pushbutton phone. If you would like to withdraw your question, press star followed by the two. You will hear a three-tone prompt acknowledging your selection. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for our first question.

Our first question comes from Trey Grooms with Stephens, Inc. Please go ahead.

T. Grooms	Good morning. Just one question on the price increases for 2007. You mentioned the DFW market. Is the price increase primarily going to be in the DFW market or is that going to be across the board?

E. Martineau	We expect those price increases to be across the board. I just specifically mentioned the Dallas/Ft. Worth market because we’re already out with an announcement in that market.

T. Grooms	I gotcha, but you haven’t announced ...

M. Harlan	We’re out with announcements in California already, Dallas/Ft. Worth, New Jersey. California’s in a similar range, about 10% and New Jersey is as well.

T. Grooms	Okay. On a side note, what is driving the SG&A improvement that you’re seeing as a percent of revenue and where do you see that going into ‘07?

R. Hardy

The company’s been I think working diligently on its cost controls on G&A. But as you acquire businesses and we can integrate back offices, etc., what should happen is we should get leveraging off those fixed costs so as a percentage of revenue they should go down. And we expect them as a percent of revenue to be down next year as the full year of Alberta and the other acquisitions we completed in ‘06 get rolled into the company’s revenue stream. But it will go up from an absolute dollar perspective simply because a lot of it is labor cost and salary adjustments, etc.

T. Grooms	Okay and then just one question on the Pinnacle acquisition and it may be out there somewhere, but I had trouble finding it and hadn’t seen it. What was the annual production of that facility in tons?

R. Hardy	We’re doing about a million yards, I mean a million tons per year.

T. Grooms	Great. Thank you, guys.

Operator	Thank you. Our next question comes from Cliff Walsh with Sidoti. Please go ahead.

C. Walsh	Good morning.

Management	Good morning.

C. Walsh	Are you going to be raising prices in markets other than the ones you previously mentioned, Michigan ...

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E. Martineau	Our plan is, Cliff, to raise prices across all sectors, all markets.

C. Walsh	Okay, but maybe not to the extent that you’ve announced ...

E. Martineau	As I said, they’ll vary market to market.

C. Walsh

Michael, can you comment on cost savings from the cuts you made in Michigan? I know you took us through the synergies in Texas, but I don’t think you  quantified what you expect to save on an annual basis from the headcount reductions and the mixer reductions.

M. Hardy

You know I’d probably prefer to hold off on that just a little bit. Some of those are in place. We began that process in October with some of it effective here in early November and probably need another week or so to really see how much of that takes hold and what the true savings are with some of the plant closures and things.

C. Walsh	Okay. And, Robert, did you give an estimate for cap ex for ‘07? I know you gave what you expected for the fourth quarter.

R. Harlan

Not from an absolute dollar perspective. What we believe will happen is that it should from a percentage of revenue be beneath where we’re at in 2006 and will be beneath 5% in ‘06 so our revenues, my view based on a full year of Alberta, will be well north of $900 million once we ultimately guide and so if you just use a multiplier, it’ll be under 5% of that number.

C. Walsh	Okay, great. Thank you very much.

Operator	Thank you. Our next question comes from Brett Levy with Jefferies & Company. Please go ahead.

B. Levy	Hey, guys. As you guys look into 2007, cement, aggregate, sands, where do you see the bulk of the pricing pressure coming?

M. Harlan

There’s price increases in all of the raw material costs, cement, sand and stone as well. I would say they’re probably fairly equal, maybe a little more pressure on the aggregate side than the cement side.

B. Levy	And is that mainly why you’re going after additional aggregate acquisitions and can you guys talk about what’s in your pipeline right now? Is there some aggregate producers in there?

E. Martineau

Really it’s been part of our strategy for a long time, since inception actually, and it’s just the timing of getting the opportunity to have enough density in a market that supports some aggregate expansion. And, yes, we do have some that we’re looking at currently.

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B. Levy

And the vehicle that you are now purchasing, do you have with the supplier or somebody else an agreement to sell those trucks after a certain number of years or something along those lines? It looks like if you shift continually towards purchasing, it sounds like it’s going to keep your cap ex relatively high and yet at some point you’re actually going to be reselling a lot of those trucks as well.

M. Harlan

That’s true. We do not have a specific agreement with the manufacturer to repurchase those. There are a few of those out there and we’re evaluating one. It’s interesting you asked the question because it’s not done very broadly, but right now we don’t. We have been buying and obviously selling mixers quite extensively for the last seven years and have a program. We use a national auction house and have done very well on the sale of those. That’s where those excess ones that we’re selling are going to be sold at an auction in Dallas here in December and that’s a process that we’re going through.

But you’re right. Going forward, that increased cap ex from purchasing will be offset by the sale of some of the mixers, not totally but to a certain degree.

B. Levy	I’m just thinking if you continue to shift that way, it’s going to be probably 3 more years before you start to see some of the current fleet rolling off as sales.

M. Harlan	Right.

B. Levy	Approximately what portion of 2007 cap ex will be purchasing incremental fleet?

M. Harlan	The portion that’s mixer fleet at this point, a quarter of it maybe.

B. Levy	Got it. Alright, thanks very much, guys.

Management	Thank you.

Operator	Thank you. Our next question comes from Nitin Dahiya with Lehman Brothers. Please go ahead.

N. Dahiya	Good morning. From your comments it looks like non-residential volumes were flat to up some. Is that a fair way of looking at it?

E. Martineau	Yes, I believe that’s correct.

N. Dahiya	So residential volume was down maybe what, 25% to 30%?

M. Harlan

What we put in the press release on a same store basis, we’re down about 12% in the quarter compared to the prior year quarter and drilling down on a granular basis how much, I would think clearly the majority of that if not exceeding that, would be residential and the offset by a commercial sector. But how we capture it is more on an annual basis as far as the mix between commercial projects and residential projects.

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N. Dahiya	Fair enough. Just continuing on that point, excluding acquisitions, it looks like sales were flat. I wonder if you could disclose how organic EBITDA did?

M. Harlan

Organic EBITDA if you look at it, again a little bit more granularly because a lot of these are in-market transactions so basically your plants are combined with one another and you begin those synergies and that optimization to your customers as quickly as you can.

But if you look at EBITDA by region, EBITDA was improved in Northern California, it was improved in our Atlantic region. It was down in Michigan and it was down in Michigan I think organically and with the combination of Kurtz’s [sp] acquisition.

Turning to South Central region, as a whole it was down. I would say it was down on a heritage basis of assets. In Dallas/Ft. Worth it would be up. Looking at West Texas it would be up. Looking at Knoxville it would be down significantly. Looking at Memphis and Oklahoma it would be up.

N. Dahiya	So it looks like even on the residential side, most of the weakness is essentially just the Dallas area and the Michigan area and the other areas seem to have stabilized some?

R. Hardy

I think Washington, D.C. for the quarter was a little bit off. Looking at the East Coast it was made up by our Northern New Jersey profitability, but I would think that’s a fair assessment in looking at it. I think if you stand back and look at the footprint, we can gain some traction in Michigan, be successful with integration and price improvements in Dallas/Ft. Worth. Taking a look at the volume outlook for the company in ‘07, Dallas/Ft. Worth represents a third of our ready-mixed volume and so how we do in that market will be very important to the company in 2007. And then improvement in Memphis.

I think if the company can make improvements in those markets we will see improvement year-over-year.

N. Dahiya	Fair enough. Now you are still trailing raw materials as of this quarter, right? How much of a negative impact to margins was because of just raw material trailing pricing?

R. Hardy

We made improvements, as we disclosed in our investor calls. About 400 basis points in the second quarter of ‘06 was related to let’s say margin squeeze related to raw material prices exceeding the price improvement. That number has gone downward, somewhere a little bit below 300 now. We’ve made improvements sequentially, but still beneath where we thought we’d be.

N. Dahiya	That is the material margin spread, right?

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R. Hardy	That is the material spread margin, yes.

N. Dahiya	Okay and just a maintenance question. What is the proforma EBITDA including all acquisitions as of now?

R. Hardy

As of now, through 9/30, proforma ... and let me clarify that. We’re at $89 million in proforma EBITDA. That includes Alberta and our assets, it does not include the smaller acquisitions of Kurtz, Go-Crete City and the 2 small precasters so those EBITDA numbers are not in the $89 million.

N. Dahiya	And does it include any synergies in the $89?

R. Hardy	No.

N. Dahiya	Okay, great. Thank you much.

Operator	Thank you. Philip Volpicelli with Goldman Sachs. Please go ahead.

P. Volpicelli

Thank you. With the residential market slowing dramatically and then SafeTEA-LU and then the $37 billion of bonds funded infrastructure project to come on line in California, can you give us a sense of how much more profitable the non-res work is than the res work? In other words, what I’m trying to figure out is if your volumes come down, how much more profitable is it and how much less volume do you need on the non-res to make up the difference?

M. Harlan

It is difficult to expand margins when you’ve got an overall decline in volume environment as you could see in the last 2 quarters. But just to give you a frame of reference. If you go back and study the company historically, back in the 2000-2001 time period when over 50% of our revenue was generated in commercial business, we were in the I think high 13% EBITDA margin range. And you contrast that today where we’ve got roughly high 40% is in residential and we’re down here in the high single digits.

It’s not 100% attributable to that shift in business, but I think a large part of it is attributable to that shift in business. So several hundred basis points can be the difference in your margins overall with the commercial work as compared to residential work.

E. Martineau

Bear in mind too in that same timeframe that Michael referenced, we didn’t have an extremely strong housing market. So even with the downturn in this housing market here, we’re saying it’s still going to be overall a pretty good housing market.

P. Volpicelli

Okay. With regard to shifting from one to the other, I mean it’s a different set of contractors, is it the same set of contractors? Do you have to go out and increase your salesforce? Give me some of the dynamics in terms of what you need to do to get more of this non-res work.

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M. Harlan

As I mentioned, it’s historically been our strength particularly in California and New Jersey and I think that’s why you’re seeing such good results from a bottom line earnings standpoint in those 2 markets because as that work has picked up, it’s just been natural for us to move right back into it.

It’s interesting that several of our very large customers have over the years developed both a residential division and a non-residential division. As I mentioned, several of our large customers in a lot of our markets participate in both sides of that construction equation.

And so are we adding salesforce to go after commercial? No, we’re not really doing that. Are we redirecting our training and redirecting our focus and redirecting our attention? Absolutely, and have been doing so for the past several quarters as we’ve known and begun to see the decrease in the residential construction.

It does not require an additional cost on our part other than maybe some training materials and travel for training that we might do out of the Houston office.

P. Volpicelli

In terms of Texas, that seems to be one of the better residential markets right now. Is the non-res piece there what’s lagging because the SafeTEA-LU money is coming there later than some of the other states? Can you give us a sense of that?

E. Martineau

As I mentioned in some discussions and a presentation that a local Texas based economist just recently talked about, he sees those sections picking up significantly. Right now in our DFW market we’re seeing a pretty strong move towards commercial construction. As you said, the residential downturn in that market isn’t that severe in other markets across the country.

I think what caught everybody by surprise here was the magnitude of the downturn. You’ve got to keep in mind we can predict very well some of our commercial projects and public works projects because they’re contract and they’re not going to stop for any other reason unless there’s a major, major issue that happens. But commercial projects are going to go on, so is the public works.

Residential, they can turn that faucet off pretty quickly and that’s I think what they did. Some of it I think was a little panic mode on some of the builders’ parts especially in Dallas/Ft. Worth because the demand there is still fairly good.

M. Harlan

And just remember our business in Dallas, particularly the company we acquired in July, they were over 50% residential so if you see a 5% or 6% decline in residential in the Dallas market which is frankly a pretty moderate decline when you compare that to Florida, Arizona, Nevada and Southern California, we feel it.

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What was interesting, we talked about this last quarter, is that the business that we operate in Dallas was a little more heavily weighted toward the commercial side. Their business was a little more heavily weighted towards the residential side and you blend them and you’ve got 2 groups that can attack both aspects of the market.

P. Volpicelli	Okay. Good luck, guys. Thank you.

Management	Thank you.

Operator	Thank you. Our next question comes from Steve Trent with Citigroup. Please go ahead.

S. Trent

Good morning, gentlemen. Most of my questions have been answered. Just one quick follow up, if I may. Looking at the financial leverage for the third quarter and the notion that you possibly will look to raise some debt capital as you continue your pace of acquisitions over the medium term, any thoughts as to where you see the company’s optimal capital structure with respect to net financial leverage?

R. Hardy

When I was referring to the acquisition pipeline and our asset based facility, again we have a lot of capacity under its existing level. We did negotiate with the existing lenders to raise that depending on what the pipeline looks like from $105 million to $150 million just to make sure we maintain maximum flexibility and from a leverage perspective, on a proforma basis we’re at about 3.4 times including 12 months of Alberta.

What I would prefer not to do is exceed a 4 times leverage, but again that would be somewhat dependent on how the business operates and what strategic acquisitions come our way. If that had to creep up a little bit to get that under it and we felt we got a good price for it and it met our strategic objectives, then I would not hesitate. Because remember, the majority of our debt, $285 million of our debt, the principal is all due in 2014 and we have plenty of interest coverage with the cash flow we generate from our operations.

M. Harlan

Robert, is it fair to say we don’t have to go out and raise new debt capital. I mean we have the capital in place. With our credit facility and free cash flow next year, I mean easily we have in excess of $100 million available to us to pursue our acquisition program and the limiting factor’s going to be that leverage ratio that Robert outlined.

R. Hardy	That’s right. But if we find a $200 million acquisition, we’re going to have to go out and find money if that’s what we decide is best for our shareholders.

S. Trent	Okay, very clear. Thanks very much.

Operator	Thank you. Our next question comes from Sean O’Malley with Morgan Stanley. Please go ahead.

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S. O’Malley	Good morning, guys.

Management	Good morning.

S. O’Malley

Just looking back at your margins and returns over the last several years and where the trend has been, are you still convinced that the consolidation strategy is the right one and if so, are you still confident in the way that you’re going about it is the right way to go about it? Have you been thinking about those questions?

E. Martineau

I think we’re more convinced than ever. Key things to look at is what’s happened in our Northern California market which was our first market that we really consolidated and then New Jersey which probably is our second major market which we consolidated and we see more and more opportunity in those markets to execute the strategy both horizontal and vertical integration.

Horizontal integration is working. Just that project that I indicated, and we have a lot more that we could talk about where our sales gains from both our precast units and our ready-mixed units work very closely together and coordinate efforts to secure not only the concrete or the precast, but both.

As far as aggregates in our integrated operations now in New Jersey, we’re going to see significant benefit and we have since we’ve owned that quarry back there in 2001 as I remember, Michael.

The key is to get that market position and that density in those markets that you can execute the strategy of leading a market, if you will, and rationalizing it.

We’re more convinced than ever and we do believe that there are opportunities to continue to integrate into all sorts of raw material supply.

We think it’s a timing thing in some instances. The timing of our latest acquisition program and then the downturn in residential which came at a little steeper clip than most people had anticipated obviously is a little problematic, but our overall strategy is still very, very sound.

M. Harlan

If I could just maybe hang some numbers off that to give you a frame of reference. We’ve got in our northern New Jersey operation, which was a business that we acquired in ‘99 and added to that in 2000 and 2001. We were doing combined margins there in that northern New Jersey operation in what I’ll call the mid-single digits, maybe mid to high single digits in 2000, 2001, ‘02.

Today with the continuation of our strategy, a few tuck-ins that we’ve done up there, the expansions in the aggregates, we’re now in the mid-double digits margin in that particular operation. Northern California, once again sort of in that mid-double digit range.

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The opportunity for us is can we take for instance Dallas/Ft. Worth which with the transaction just recently has finally put us in a similar position to some of these other markets where we have a leading position, it’s a much more consolidated market. We’ve taken out several producers over the last several years and grown our position now to where a large part of that market is controlled by 3 or 4 major companies. You combine that with the aggregates that we’ve got in Texas, Dallas/Ft. Worth is doing once again mid-single digit EBITDA margins today, kind of mid to high.

I think it’s structurally set up now where we can take that back up into the double range. That’s the opportunity.

S. O’Malley

I appreciate that. I just want to get a sense of how long do you think it takes from the point where you’re comfortable with your position and market to where you think it’s performing where it ultimately will ... where your objectives are?

E. Martineau

Dallas/Ft. Worth, recall the fact that today now with our moves from last year, not just the recent one, but the one prior, there is now a consolidation of between 75% and 80%. My guesstimate is at this point of the ready-mixed volume in the Dallas/Ft. Worth market is among 4 players now. So that’s a part of the timing is when does the density reach that level, consolidation density, and when do we have that leading position.

M. Harlan

The pyramids weren’t built in a day, but this thing isn’t going to take quite that long. I mean I think we’re there now from a market share and a market leadership position. Will our Dallas margins go to double digits next year? No, they won’t, but I fully expect them to be approaching that in 2008, if not well into it.

R. Hardy

And if there’s further consolidation not by us, that’s great from our perspective as well, but if there’s other assets available in that market that we can further gain density, I think that’s good for our strategy and good for our bottom line over the long term.

S. O’Malley	Great, okay. Thanks, guys.

Operator	Thank you. We have time for one final question which comes from Simon Baukh with Mackay. Please to ahead.

S. Baukh	Hey, guys. You talked about a couple one-time items in your cap ex that add up to around it looks like $16 million. Is that right?

M. Harlan

No. What we talked about was the increase in our cap ex this year to about right at $30 million on a net basis was made up of 2 items. The increase was made up of 2 items. One is we purchased all of our mixer trucks this year whereas we had leased them in the prior 2 or 3 years and that was about $11 million and that will continue and our fleet rotation will vary depending on volumes and where we are in the economic cycle.

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The other, what I would call more the one time in nature items, were about $5.2 million and that was we built a new plant in New Jersey. We rebuilt and expanded our manufacturing facility in Phoenix. We bought some land in Dallas that we had previously been leasing. All that with a few others add up to about $5.2 million.

S. Baukh

Okay. In your guidance for next year which sounds like a little bit up, but down on a percentage basis, are there any one-time items in that? I guess what I’m getting at is what’s a good run rate a maintenance cap ex number?

M. Harlan	Pure maintenance including a reasonable, but not an aggressive fleet rotation is probably under 3% of revenue, sort of 2.5% to 3% of revenue.

S. Baukh	Okay. And that’s something you might expect in ‘08?

M. Harlan

It’s going to depend on where volumes go in ‘07. Cap ex is one thing that we have some control over. Residential and commercial, we don’t have a lot of control over what the construction economy does, but we can control that cap ex.

Right now I think our budget will reflect something a little north of that in ‘07, but it will be structured so that if we want to dial it back, we can get it back down into that 2.5% to 3% range if necessary.

E. Martineau	Sometimes it depends also on our opportunities for development type projects so outside of the maintenance cap ex you have those opportunities.

R. Hardy

And we are considering some for ‘07 that when we go out with our ‘07 guidance from a profitability perspective and talk about our cash flows as well, we will have those pretty well identified as to what we’re going to spend capital on in the developmental area.

S. Baukh	Okay and just a couple of quick maintenance questions. The style of synergies that you talked about, has any of that been realized already or is that additional to ... is that starting in Q4 maybe?

M. Harlan

No, actually some of the headcount reductions have taken place over the last 3 or 4 months. Some of the purchasing savings due to our new combined size have begun to roll into the equation. For instance some of the changes in the health and welfare plans, changes to our risk management and insurance, those all will be effective January 1.

S. Baukh	Okay, so the majority of that $4 to $5 million you haven’t seen yet?

M. Harlan	Yeah, I would say the majority of it will be beginning here in the quarter and fully effective January 1.

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S. Baukh	Okay. Can you quantify any benefit from fuel costs in this quarter?

M. Harlan	I was going to say not a great deal. Diesel did not come down as much as say gasoline at the pump that you and I experienced came down, so not a lot of benefit in this quarter.

S. Baukh	And any just comments on cement currently versus what you saw in Q3?

M. Harlan

Not a tremendous ... I mean there’s no change in pricing from Q3 to today for instance. The cement companies are still out with announced price increases for the first quarter of next year. I’d just say in general they’re probably not quite as great as they were this past year.

E. Martineau	And I would say also that the overall availability of cement has improved.

S. Baukh

One last question and then I’ll let you go. You talked about the proforma EBITDA, that $89 number which excluded the smaller acquisitions. Would you care to comment on what those smaller acquisitions were generating on an LTM basis?

R. Hardy

It’s several million dollars is what they typically would have done on a normalized basis, but because they’re smaller, they’re not audited companies, we’re not going out saying that this would be proforma. Alberta was the large acquisition with all the financials that we could rely upon, historic information pre-acquisition.

S. Baukh	Okay, less than $5 million it sounds like.

R. Hardy	That’s probably fair.

S. Baukh	Okay. Thanks, guys.

Management	Thank you.

Operator	Thank you. I would now like to turn the conference back over to management for closing remarks.

E. Martineau	We want to thank everybody for joining us today and please continue to follow U.S. Concrete. We look forward to talking to you on our next call.

Operator

Thank you. Ladies and gentlemen, this concludes the U.S. Concrete third quarter 2006 earnings conference. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or internationally 303-590-3000. You will need to enter access number 11074368.

You may now disconnect. Thank you for using ACT Teleconferencing.

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